May 22, 1996

Board of Directors
DIMON Incorporated
512 Bridge Street
Danville, Virginia 24543-0681

                               DIMON Incorporated

                       Registration Statement on Form S-1

Ladies and Gentlemen:

         We have acted as counsel to DIMON Incorporated, a Virginia corporation (the "Company"), in connection with its Registration Statement on Form S-1, as filed on May 22, 1996 with the Securities and Exchange Commission (the "Registration Statement"), with respect to 3,450,000 shares (including up to 450,000 shares subject to an over-allotment option) of the Company's Common Stock, $.01 par value (the "Common Stock"), which are proposed to be offered and sold by certain selling stockholders as described in the Registration Statement.

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

         2. The shares of Common Stock covered by the Registration Statement have been duly authorized, legally issued and are fully paid and non-assessable.


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Board of Directors
May 22, 1996

Page 2

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                                     Very truly yours,

                                                     /s/ HUNTON & WILLIAMS
                                                         Hunton & Williams
07667/08049